Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-quarter Highlights

  Net sales were $251.6 million, an increase of 11.0% compared to 2017 (see Table 2). Excluding the impact of adoption of the ASC 606 revenue recognition standard and currency translation effects, Net sales increased 14.5% (see Table 3).
  Net income attributable to the Company was $17.6 million ($0.55 per share), compared to $5.9 million ($0.18 per share) in Q4 2017. Q4 2018 Net income attributable to the Company was increased by $2.5 million ($0.08 per share) as a result of adopting ASC 606 (see Table 16).
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.74 per share, compared to $0.44 per share in Q4 2017 (see Table 20).
  Adjusted EBITDA (a non-GAAP measure) was $57.7 million, compared to $43.4 million in Q4 2017 (see Tables 10 and 11).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 11, 2019--Albany International Corp. (NYSE:AIN) reported that Q4 2018 Net income attributable to the Company was $17.6 million, including a charge of $1.8 million from income tax adjustments. Net income attributable to the Company was increased by $2.5 million as a result of the adoption of ASC 606. Q4 2017 Net income attributable to the Company was $5.9 million, including a net charge of $5.1 million from income tax adjustments.

Q4 2018 Income before income taxes was $27.8 million, including $1.9 million of restructuring charges, $2.9 million of losses from foreign currency revaluation, and a net charge of $1.5 million for pension settlements and curtailments. Q4 2017 Income before income taxes was $15.1 million, including restructuring charges of $3.3 million and losses of $1.8 million from foreign currency revaluation.

Effective January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for transition. Table 1 summarizes the Q4 and full-year 2018 effect on various financial statement line items that resulted from the adoption of the new standard.

Table 1
Increase/(decrease) attributable to the adoption of ASC 606 (in thousands)	For the Three Months ended December 31, 2018				For the Year ended December 31, 2018

	Machine Clothing (MC)	Albany Engineered Composites (AEC)	Income Tax and noncontrolling interest effects	Total Company	Machine Clothing (MC)	Albany Engineered Composites (AEC)	Income Tax and noncontrolling interest effects	Total Company
Net sales	$(3,781)	$(1,088)	$-	$(4,869)	$(3,970)	$(3,150)	$-	$(7,120)
Gross profit	(1,578)	4,898	-	3,320	(1,617)	4,930	-	3,313
Selling, technical, general and research expenses	(16)	-	-	(16)	(12)	-	-	(12)
Operating income and Income before income taxes	(1,562)	4,898	-	3,336	(1,605)	4,930	-	3,325
Income taxes	-	-	779	779	-	-	877	877
Net income	(1,562)	4,898	(779)	2,557	(1,605)	4,930	(877)	2,448
Net income attributable to noncontrolling interest in ASC	-	-	18	18	-	-	129	129
Net income attributable to the Company	$(1,562)	$4,898	$(797)	$2,539	$(1,605)	$4,930	$(1,006)	$2,319

In the fourth quarter of 2018, the Company discovered that ASC 606 implementation issues in its Machine Clothing business segment had resulted in immaterial errors in certain reported segment and consolidated Company financial statement line items – including Net sales and Net income – for each of the first three quarters of 2018. For 2018, the Company is required to also present its financial statements on an as-adjusted basis to exclude the impact of ASC 606. Because the errors were exclusively related to the implementation of ASC 606, they had no impact on these as-adjusted figures as reported in the Company’s quarterly reports. The Company has determined that the effect of these errors in its previously-filed quarterly reports was not material and, accordingly, the Company will revise the previously-reported 2018 amounts in the Company’s 2019 quarterly filings. Table 1A below sets forth, for certain financial statement line items impacted by ASC 606 adoption, (i) the increase or decrease through September 30, 2018 due to ASC 606 adoption as previously reported, (ii) the amount of the error, and (iii) the corrected amount of such increase or decrease.

Table 1A
Increase/(decrease) attributable to the adoption of ASC 606 (in thousands)	Machine Clothing Segment For the Nine Months ended September 30, 2018			Total Company For the Nine Months ended September 30, 2018

	Amount as Previously Reported	Error Correction	Revised Amount	Amount as Previously Reported	Error Correction	Revised Amount
Net sales	$8,404	$(8,593)	$(189)	$6,342	$(8,593)	$(2,251)
Gross profit	4,990	(5,029)	(39)	5,022	(5,029)	(7)
Selling, technical, general and research expenses	67	(63)	4	67	(63)	4
Operating income and Income before income taxes	4,923	(4,966)	(43)	4,955	(4,966)	(11)
Income taxes	-	-	-	1,539	(1,441)	98
Net income	4,923	(4,966)	(43)	3,416	(3,525)	(109)
Net income attributable to noncontrolling interest in ASC	-	-	-	111	-	111
Net income attributable to the Company	$4,923	$(4,966)	$(43)	$3,305	$(3,525)	$(220)

Table 2 summarizes Net sales and the effect of changes in currency translation rates:

Table 2
	Net Sales Three Months ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands, excluding percentages)	2018	2017
Machine Clothing (MC)	$150,693	$150,263	0.3%	$(2,547)	2.0%
Albany Engineered Composites (AEC)	100,920	76,465	32.0	(685)	32.9
Total	$251,613	$226,728	11.0%	$(3,232)	12.4%

Table 3 summarizes Q4 Net sales excluding the impact of ASC 606 and currency translation effects:

Table 3
(in thousands, excluding percentages)	Q4 2018 Net sales, as reported	Increase/ (decrease) due to ASC 606	Decrease due to Changes in Currency Translation Rates	Q4 2018 Net sales on same basis as Q4 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$150,693	$(3,781)	$(2,547)	$157,021	4.5%
Albany Engineered Composites	100,920	(1,088)	(685)	102,693	34.3
Total	$251,613	$(4,869)	$(3,232)	$259,714	14.5%

In Machine Clothing, when excluding the impact of ASC 606 and currency translation effects, Net sales increased 4.5% compared to Q4 2017. Globally, MC sales grew in the packaging and publication grades, with particular strength in North America.

AEC Net sales grew 34.3% compared to Q4 2017, when excluding the impact of ASC 606 and currency translation effects, primarily driven by growth in the LEAP, Boeing 787, F-35 and CH-53K programs.

Table 4 summarizes Gross profit by segment:

Table 4
(in thousands, excluding percentages)	Three Months ended December 31, 2018		Three Months ended December 31, 2017
	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$73,305	48.6%	$67,609	45.0%
Albany Engineered Composites	14,673	14.5	10,003	13.1
Corporate expenses	(56)	-	(94)	-
Total	$87,922	34.9%	$77,518	34.2%

Fourth-quarter MC Gross profit improved in 2018 due to higher Net sales and improved plant utilization. The improvement in AEC Gross profit was driven by higher sales volume and productivity improvements. AEC Gross profit in Q4 2018 also reflects the impact of costs related to ramp-up inefficiencies, which were partially offset by a favorable net change in the estimated profitability of long-term contracts.

Table 5 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 5
(in thousands, excluding percentages)	Three Months ended December 31, 2018		Three Months ended December 31, 2017
	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales
Machine Clothing	$28,666	19.0%	$30,578	20.3%
Albany Engineered Composites	7,924	7.9	8,564	11.2
Corporate expenses	12,062	-	11,890	-
Total	$48,652	19.3%	$51,032	22.5%

Gains and losses from the revaluation of nonfunctional-currency assets and liabilities (primarily arising in the Machine Clothing segment) decreased fourth-quarter 2017 STG&R expenses by $0.5 million, but the impact in 2018 was negligible.

Table 6 summarizes fourth-quarter expenses associated with internally funded research and development by segment:

Table 6
(in thousands)	Research and development expenses Three Months ended December 31,
	2018	2017
Machine Clothing	$4,636	$5,210
Albany Engineered Composites	2,831	2,506
Total	$7,467	$7,716

Table 7 summarizes fourth-quarter operating income/(loss) by segment:

Table 7
(in thousands)	Operating Income/(loss) Three Months ended December 31,
	2018	2017
Machine Clothing	$42,884	$34,614
Albany Engineered Composites	6,667	585
Corporate expenses	(12,137)	(11,984)
Total	$37,414	$23,215

Table 8 presents the effect on Operating income from restructuring and currency revaluation:

Table 8
(in thousands)	Expenses/(gain) in Q4 2018 resulting from		Expenses/(gain) in Q4 2017 resulting from
	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$1,756	$26	$2,417	$(524)
Albany Engineered Composites	80	3	854	44
Corporate expenses	20	15	-	2
Total	$1,856	$44	$3,271	$(478)

Q4 2018 restructuring charges in MC were principally related to the closure of the Machine Clothing facility in Sélestat, France.

Q4 2018 Other income/expense, net, was expense of $5.0 million, including losses related to the revaluation of nonfunctional-currency balances of $2.9 million. In Q4 2018, the Company took actions to de-risk its non-U.S. defined benefit pension plan liabilities, which resulted in a charge of $2.2 million. Q4 2018 also includes a pension curtailment gain of $0.7 million related to the restructuring in Sélestat, France. Q4 2017 Other income/expense, net, was expense of $4.0 million, including losses related to the revaluation of nonfunctional-currency balances of $2.3 million.

Table 9 summarizes currency revaluation effects on certain financial metrics:

Table 9
(in thousands)	Income/(loss) attributable to currency revaluation Three Months ended December 31,
	2018	2017
Operating income	$(44)	$478
Other income/(expense), net	(2,863)	(2,323)
Total	$(2,907)	$(1,845)

The Company’s income tax rate based on income from continuing operations was 31.3% for Q4 2018, compared to 32.0% for Q4 2017. Discrete tax items and the effect of a change in the estimated income tax rate increased income tax expense by $1.8 million in Q4 2018, and $5.1 million in Q4 2017.

Tables 10 and 11 provide a reconciliation of Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 10
Three Months ended December 31, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$42,884	$6,667	$(12,137)	$37,414
Interest, taxes, other income/expense	-	-	(20,142)	(20,142)
Net income (GAAP)	42,884	6,667	(32,279)	17,272
Interest expense, net	-	-	4,594	4,594
Income tax expense	-	-	10,538	10,538
Depreciation and amortization	6,542	10,909	1,162	18,613
EBITDA (non-GAAP)	49,426	17,576	(15,985)	51,017
Restructuring expenses, net	1,756	80	20	1,856
Foreign currency revaluation (gains)/losses	26	3	2,878	2,907
Pension settlement/curtailment	-	-	1,494	1,494
Pretax loss attributable to noncontrolling interest in ASC	-	422	-	422
Adjusted EBITDA (non-GAAP)	$51,208	$18,081	$(11,593)	$57,696

Table 11
Three Months ended December 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$34,614	$585	$(11,984)	$23,215
Interest, taxes, other income/expense	-	-	(18,057)	(18,057)
Net income (GAAP)	34,614	585	(30,041)	5,158
Interest expense, net	-	-	4,049	4,049
Income tax expense	-	-	9,985	9,985
Depreciation and amortization	8,429	8,920	1,351	18,700
EBITDA (non-GAAP)	43,043	9,505	(14,656)	37,892
Restructuring expenses, net	2,417	854	-	3,271
Foreign currency revaluation (gains)/losses	(524)	44	2,325	1,845
Adjustment to write-off of inventory in a discontinued product line	-	(355)	-	(355)
Pretax loss attributable to non-controlling interest in ASC	-	746	-	746
Adjusted EBITDA (non-GAAP)	$44,936	$10,794	$(12,331)	$43,399

Payments for capital expenditures were $22.2 million in Q4 2018, compared to $25.4 million in Q4 2017. Depreciation and amortization was $18.6 million in Q4 2018, compared to $18.7 million in Q4 2017.

CFO Comments

CFO and Treasurer John Cozzolino said, “Cash flow in Q4 was very good due to strong operating results and improved working capital. The improvement in working capital reflects a number of 2018 initiatives, especially in AEC, which are driving improved working capital efficiency. Cash balances increased about $37 million to a total of $198 million, while total debt decreased just over $5 million to $525 million as of the end of the year. The combined effect of the reported changes in cash and total debt resulted in a $42 million Q4 decrease in net debt (total debt less cash, see Table 22), to an end of year balance of $327 million. The improvement in Q4 was more than enough to offset the year-to-date Q3 increase in net debt, as net debt for the year declined about $5 million. The Company’s leverage ratio, as defined in our revolving credit facility, was 1.96 at the end of Q4 as compared to 2.05 at the end of Q3, well below our current limit of 3.75.

“In Q4, as part of the Company’s continued efforts to de-risk our global defined benefit pension plans, about $13 million of pension liabilities in Canada were transferred to an insurance Company. Existing plan assets were used to execute the transfer of the liabilities and the pension plan remained fully funded after the transaction. The extinguishment of this liability generated a pension settlement charge of about $2 million, related to the recognition of unamortized actuarial losses.

“Capital expenditures during the quarter were about $22 million, consistent with the expected range of $20 million to $25 million per quarter. We expect capital expenditures in 2019 to continue in that range per quarter throughout the year, as the Company continues to invest in equipment to support multiple ramp-ups in AEC. We also expect depreciation and amortization in 2019 to decrease to a range of $70 million to $75 million primarily due to lower depreciation in MC.

“The Company’s income tax rate based on income from continuing operations was 31.3% in 2018 compared to 32.0% in 2017. Cash paid for income taxes was about $8 million in Q4 and $28 million for 2018. Based on the Company’s current estimate of the mix of earnings in the countries where we do business, we anticipate the 2019 tax rate on income from continuing operations to be in the range of 29% to 31%. Cash taxes in 2019 are expected to be in the range of $28 million to $30 million.

“As noted earlier in this release, the Company adopted ASC 606 at the beginning of 2018. As part of our continued efforts to ensure the successful adoption of this new revenue accounting standard, implementation issues were discovered in Q4 that caused an immaterial overstatement in revenue and income previously reported for the first nine months of 2018 (see Table 1A). The implementation issues were related to certain MC contracts in which the Company satisfies its performance obligation in advance of delivery. During Q4, the issues were corrected and additional internal controls were employed to ensure the accuracy of reported MC revenue and income for both the current quarter and the full year.”

CEO Comments

CEO Olivier Jarrault commented, “Q4 2018 was once again a very good quarter for Albany International as strong performance continued across both businesses. Total Company Net sales increased 11%, or 15% excluding the impact of ASC 606 and currency translation effects. Compared to Q4 2017, Net income and Adjusted EBITDA both increased sharply. Net income increased to $17 million while Adjusted EBITDA grew to $58 million due to higher sales and productivity improvements in both MC and AEC.

“MC sales in the fourth quarter, excluding the impact of ASC 606 and currency translation effects, increased 4% compared to Q4 2017. Globally, MC sales grew in both the packaging and publication grades, with particular strength in North America.

“MC gross margin in Q4 increased to 48.6% compared to 45.0% in Q4 2017, primarily due to higher sales and improved plant utilization. Operating income and Adjusted EBITDA both increased significantly compared to Q4 2017, with Adjusted EBITDA improving to $51 million in the quarter.

“For the full year, MC Net sales, excluding the impact of ASC 606 and currency translation effects, increased 3% compared to 2017 with increases in all major paper grades. The increase in Net sales reflects our continued global leadership in product innovation, our superior customer service levels, and our commitment to outstanding application engineering. Operating income and Adjusted EBITDA both increased sharply compared to 2017, with Adjusted EBITDA growing to $212 million, reflecting strong process productivity improvement and the impact of our continuous focus on cost reduction initiatives.

“Looking at 2019, the MC business is well-positioned to maintain relatively stable sales, with Adjusted EBITDA once again higher than the historical range of $180 million to $195 million. Assuming no significant changes in global economic conditions or currency rates, we expect 2019 Adjusted EBITDA to be between $195 million and $205 million.

“Q4 was another quarter of strong, improving performance for AEC, with significant growth in Net sales, Operating income and Adjusted EBITDA compared to Q4 2017. Net sales, excluding the impact of ASC 606 and currency translation effects, increased 34%, while profitability continued to improve compared to Q4 2017.

“The increase in sales in Q4 was substantially driven by the LEAP program. Sales of fan cases, fan blades and spacers for LEAP engines, which represented about 44% of AEC Q4 2018 sales, grew 31% compared to Q4 2017, reflecting AEC’s continued execution related to the unprecedented steep ramp-up of this jet engine program. Higher sales of Boeing 787 fuselage frames, as well as F-35 and CH-53K components, also contributed to the growth in sales. Combined sales for these three programs grew 43% compared to Q4 2017.

“AEC Operating income continued to improve as it grew to $6.7 million in Q4, compared to $0.6 million in Q4 2017. Adjusted EBITDA also continued to improve in the quarter as it increased to $18.1 million, or 17.9% of Net sales, compared to $10.8 million, or 14.1% of Net sales, in Q4 2017. The increase in both Operating income and Adjusted EBITDA reflects not only higher sales volume, but also productivity improvements resulting from the deployment of a disciplined standardized operational system across our AEC plants, as well as the favorable impact of our continuous improvement program. The AEC team is improving quality and on-time delivery to our customers despite increasing demand and record shipment levels.

“For the full year 2018, AEC Net sales, excluding the impact of ASC 606 and currency translation effects, increased 36% compared to 2017, exceeding the upper end of the 20% to 30% range we discussed in past quarters. Sales related to the LEAP program were the largest driver of this increase, along with growth in sales of Boeing 787 fuselage frames and F-35 and CH-53K components. AEC’s profitability also showed strong improvement in 2018 with sharp increases in Operating income and Adjusted EBITDA. Adjusted EBITDA in 2018 grew to $63 million or 17.1% of Net sales.

“In R&D, our new product development activities – which focus on existing, derivative and new technologies – and our process improvement projects – which aim to optimize our operational performance across AEC – continued in Q4 to build upon the progress of prior quarters. Our continued execution on our major existing contracts, as well as on anticipated new contract wins provides the potential for AEC to reach annual sales of $500 million to $550 million in 2020. As I have stated in previous quarters, the potential for AEC beyond 2020 will be based not only on executing on the continued ramp up of existing programs on which we are already well established, but also on increasing share or acquiring first-time content on ramping programs, while at the same time winning new contracts on future commercial and defense airframe and engine platforms.

“In 2019, we expect AEC to continue to substantially grow sales with further incremental improvement in profitability compared to 2018. Full-year 2019 Net sales are expected to grow in the range of 20% to 25%, driven by higher sales of fan blades, fan cases and spacers for the LEAP program, and components for the CH-53K, F-35 and Boeing 787 programs, as well as by our advanced technologies development work in support of next-gen engine programs. Adjusted EBITDA as a percentage of Net sales should show some incremental improvement compared to 2018, keeping AEC on track toward our goal of 18% to 20% Adjusted EBITDA as a percentage of Net sales in 2020.

“Overall, Q4 was another very good quarter for the Company, completing a year of outstanding financial performance in both businesses. MC Net sales, Operating income and Adjusted EBITDA all increased in Q4 and for the full-year compared to 2017, with Adjusted EBITDA well ahead of the upper end of the historical range of $180 million to $195 million. MC is well positioned for relatively stable sales in 2019 and with the potential for Adjusted EBITDA in 2019 between $195 million and $205 million. AEC had another strong quarter with growth in Net sales, Operating income and Adjusted EBITDA, completing a very successful year. AEC is expected to continue to grow substantially in 2019, with additional incremental improvement in profitability compared to 2018.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: net sales, and percent change in net sales, excluding the impact of ASC 606 and/or currency translation effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt and net debt excluding the impact of certain non-cash items; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting sales and increases or decreases in sales, after currency effects and/or ASC 606 impact are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, currency revaluation, inventory write-offs associated with discontinued businesses, pension settlements/curtailments, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt, and net debt excluding the impact of certain non-cash items, are, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Net sales, or percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. The impact of ASC 606 on various financial statement line items is determined by calculating what the GAAP-reported amount would have been under the prior ASC 605 standard, and comparing that amount to the amount reported under the new ASC 606 standard. These amounts are then compared to the U.S. dollar amount as reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, inventory write-offs associated with discontinued businesses, and pension settlements/curtailments; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; and subtracting (or adding) Income (or loss) attributable to the noncontrolling interest in Albany Safran Composites (ASC). Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; pension settlements/curtailments; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 12 summarizes year-to-date Net sales and the effect of changes in currency translation rates:

Table 12
(in thousands, excluding percentages)	Net Sales Years ended December 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2018	2017
Machine Clothing (MC)	$611,858	$590,357	3.6%	$6,128	2.6%
Albany Engineered Composites (AEC)	370,621	273,360	35.6	2,399	34.7
Total	$982,479	$863,717	13.8%	$8,527	12.8%

Table 13 summarizes year-to-date Net sales excluding the impact of ASC 606 and currency translation effects:

Table 13
(in thousands, excluding percentages)	Net Sales Years ended December 31, 2018, as reported	Increase/ (decrease) due to ASC 606	Increase due to Changes in Currency Translation Rates	2018 Net sales on same basis as 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$611,858	$(3,970)	$6,128	$609,700	3.3%
Albany Engineered Composites	370,621	(3,150)	2,399	371,372	35.9
Total	$982,479	$(7,120)	$8,527	$981,072	13.6%

Tables 14 and 15 provide a reconciliation of full year Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 14
Year ended December 31, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$169,836	$16,647	$(49,075)	$137,408
Interest, taxes, other income/expense	-	-	(54,389)	(54,389)
Net income (GAAP)	169,836	16,647	(103,464)	83,019
Interest expense, net	-	-	18,124	18,124
Income tax expense	-	-	32,228	32,228
Depreciation and amortization	30,813	43,205	5,018	79,036
EBITDA (non-GAAP)	200,649	59,852	(48,094)	212,407
Restructuring expenses, net	12,278	3,048	244	15,570
Foreign currency revaluation (gains)/losses	(826)	547	(62)	(341)
Pension settlement/curtailment	-	-	1,494	1,494
Pretax (income) attributable to noncontrolling interest in ASC	-	(197)	-	(197)
Adjusted EBITDA (non-GAAP)	$212,101	$63,250	$(46,418)	$228,933

Table 15
Year ended December 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites*	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$153,980	$(31,657)	$(43,647)	$78,676
Interest, taxes, other income/expense	-	-	(46,091)	(46,091)
Net income (GAAP)	153,980	(31,657)	(89,738)	32,585
Interest expense, net	-	-	17,091	17,091
Income tax expense	-	-	22,123	22,123
Depreciation and amortization	33,527	33,533	4,896	71,956
EBITDA (non-GAAP)	187,507	1,876	(45,628)	143,755
Restructuring expenses, net	3,429	10,062	-	13,491
Foreign currency revaluation losses	3,903	214	4,644	8,761
Write-off of inventory in a discontinued product line	-	2,800	-	2,800
Pretax loss attributable to non-controlling interest in ASC	-	567	-	567
Adjusted EBITDA (non-GAAP)	$194,839	$15,519	$(40,984)	$169,374
* Includes Q2 charge of $15.8 million related to revisions in the estimated profitability of two long-term contracts.

Tables 16, 17, 18 and 19 contain per share effects of certain income and expense items:

Table 16
Three Months ended December 31, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect		After-tax Effect	Per Share Effect
Restructuring expenses, net	$1,856	$581		$1,275	$0.04
Foreign currency revaluation losses	2,907	910		1,997	0.06
Pension settlement/curtailment charge	1,494	348		1,146	0.04
Unfavorable effect of change in income tax rate	-	1,378		1,378	0.04
Net discrete income tax charge	-	462		462	0.01
Favorable effect of applying ASC 606	3,336	797	*	2,539	0.08
* Includes tax and noncontrolling interest effects

Table 17
Three Months ended December 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$3,271	$1,047	$2,224	$0.07
Foreign currency revaluation losses	1,845	590	1,255	0.04
Reduction in write-off of inventory in a discontinued product line	355	131	224	0.01
Favorable effect of change in income tax rate	-	1,742	1,742	0.05
Net discrete income tax charge	-	6,833	6,833	0.21

Table 18
Year ended December 31, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect		After-tax Effect	Per Share Effect
Restructuring expenses, net	$15,570	$4,904		$10,666	$0.34
Foreign currency revaluation gains	341	(3)		344	0.01
Pension settlement/curtailment charge	1,494	348		1,146	0.04
Net discrete income tax benefit	-	3,816		3,816	0.12
Favorable effect of applying ASC 606	3,325	1,006	*	2,319	0.07
* Includes tax and noncontrolling interest effects

Table 19
Year ended December 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$13,491	$4,768	$8,723	$0.27
Foreign currency revaluation losses	8,761	3,107	5,654	0.18
Write-off of inventory in a discontinued product line	2,800	1,036	1,764	0.05
Net discrete income tax charge	-	4,602	4,602	0.14
Charge for revision to estimated profitability of AEC contracts	15,821	5,854	9,967	0.31

Table 20 contains the calculation of Net income per share attributable to the Company, excluding adjustments:

Table 20
Per share amounts (Basic)	Three Months ended December 31,		Year ended December 31,
	2018	2017	2018	2017*
Net income attributable to the Company, reported (GAAP)	$0.55	$0.18	$2.57	$1.03
Adjustments:
Restructuring expenses, net	0.04	0.07	0.34	0.27
Discrete tax adjustments and effect of change in income tax rate	0.05	0.16	(0.12)	0.14
Foreign currency revaluation (gains)/losses	0.06	0.04	(0.01)	0.18
Pension settlement/curtailment charge	0.04	-	0.04	-
Write-off of inventory in a discontinued product line	-	(0.01)	-	0.05
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.74	$0.44	$2.82	$1.67
*Includes charge of $0.31 per share for revisions in the estimated profitability of two AEC contracts.

Table 21 contains the calculation of AEC Adjusted EBITDA as a percentage of sales:

Table 21
(in thousands, except percentages)	Adjusted EBITDA as a percentage of Net sales Year ended December 31, 2018	Adjusted EBITDA as a percentage of Net sales Three months ended
		December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Adjusted EBITDA (non-GAAP)	$63,250	$18,081	$16,540	$15,134	$13,495	$10,794
Net sales (GAAP)	$370,621	$100,920	$94,282	$93,590	$81,830	$76,465
Adjusted EBITDA as a percentage of Net sales	17.1%	17.9%	17.5%	16.2%	16.5%	14.1%

Table 22 contains the calculation of net debt and net debt excluding the impact of the Q4 2018 facility lease modification:

Table 22
(in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Notes and loans payable	$-	$-	$26	$226	$262
Current maturities of long-term debt	1,224	1,231	1,844	1,821	1,799
Long-term debt	523,707	529,003	523,186	518,656	514,120
Total debt	524,931	530,234	525,056	520,703	516,181
Cash and cash equivalents	197,755	160,593	154,744	151,426	183,727
Net debt	327,176	369,641	370,312	369,277	332,454
Quarterly increase/(decrease) in net debt	(42,465)	(671)	1,035	36,823	(19,610)
Non-cash increase in debt related to facility lease modification	-	12,656	-	-	-
Quarterly increase/(decrease) excluding non-cash changes in net debt	$(42,465)	$(13,327)	$1,035	$36,823	$(19,610)

Table 23 contains the reconciliation of MC 2019 projected net income to MC 2019 Adjusted EBITDA:

Table 23
Machine Clothing 2019 Projected Adjusted EBITDA (in millions)	Projected Adjusted EBITDA – low end	Projected Adjusted EBITDA – high end
Net income (GAAP)	$172	$182
Depreciation and amortization	23	23
EBITDA (non-GAAP)	$195	$205
Restructuring expenses	*	*
Foreign currency revaluation (gains)	*	*
Adjusted EBITDA (non-GAAP)	$195	$205
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for 2019.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper-industry trends and conditions during 2019 and in future years; expectations in 2019 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the impact of the new revenue recognition standard on financial results for each business segment and for the Company as a whole; the impact of the U.S. tax legislation passed in Q4 2017; the timing and impact of the restructuring in France; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products.

Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

Three Months Ended December 31,			Years Ended December 31,
2018	2017		2018	2017

$251,613	$226,728	Net sales	$982,479	$863,717
163,691	149,210	Cost of goods sold	632,730	567,434

87,922	77,518	Gross profit	349,749	296,283
38,543	40,646	Selling, general, and administrative expenses	156,189	162,942
10,109	10,386	Technical and research expenses	40,582	41,174
1,856	3,271	Restructuring expenses, net	15,570	13,491

37,414	23,215	Operating income	137,408	78,676
4,594	4,049	Interest expense, net	18,124	17,091
5,010	4,023	Other expense, net	4,037	6,877

27,810	15,143	Income before income taxes	115,247	54,708
10,538	9,985	Income tax expense	32,228	22,123

17,272	5,158	Net income	83,019	32,585
(319)	(728)	Net income/(loss) attributable to the noncontrolling interest	128	(526)
$17,591	$5,886	Net income attributable to the Company	$82,891	$33,111

$0.55	$0.18	Earnings per share attributable to Company shareholders - Basic	$2.57	$1.03

$0.54	$0.18	Earnings per share attributable to Company shareholders - Diluted	$2.57	$1.03

		Shares of the Company used in computing earnings per share:
32,266	32,196	Basic	32,252	32,169

32,279	32,218	Diluted	32,267	32,199

$0.18	$0.17	Dividends declared per share, Class A and Class B	$0.69	$0.68

ALBANY INTERNATIONAL CORP. CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$197,755	$183,727
Accounts receivable, net	223,176	202,675
Contract assets	57,447	-
Inventories	85,904	136,519
Income taxes prepaid and receivable	7,473	6,266
Prepaid expenses and other current assets	21,294	14,520
Total current assets	593,049	543,707

Property, plant and equipment, net	462,055	454,302
Intangibles, net	49,206	55,441
Goodwill	164,382	166,796
Deferred income taxes	62,622	68,648
Noncurrent receivables	45,061	32,811
Other assets	41,617	39,493
Total assets	$1,417,992	$1,361,198

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$-	$262
Accounts payable	52,246	44,899
Accrued liabilities	129,030	105,914
Current maturities of long-term debt	1,224	1,799
Income taxes payable	6,806	8,643
Total current liabilities	189,306	161,517

Long-term debt	523,707	514,120
Other noncurrent liabilities	88,277	101,555
Deferred taxes and other liabilities	8,422	10,991
Total liabilities	809,712	788,183

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,450,329 in 2018
and 37,395,753 in 2017	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2018 and 2017	3	3
Additional paid in capital	430,555	428,423
Retained earnings	589,645	534,082
Accumulated items of other comprehensive income:
Translation adjustments	(115,976)	(87,318)
Pension and postretirement liability adjustments	(47,109)	(50,536)
Derivative valuation adjustment	4,697	1,953
Treasury stock (Class A), at cost 8,418,620 shares in 2018
and 8,431,335 shares in 2017	(256,603)	(256,876)
Total Company shareholders' equity	605,249	569,768
Noncontrolling interest	3,031	3,247
Total equity	608,280	573,015
Total liabilities and shareholders' equity	$1,417,992	$1,361,198

ALBANY INTERNATIONAL CORP. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

Three Months Ended December 31,			Years ended December 31,
2018	2017		2018	2017
		OPERATING ACTIVITIES
$17,272	$5,158	Net income	$83,019	$32,585
		Adjustments to reconcile net income to net cash provided by operating activities:
15,948	16,150	Depreciation	68,800	61,517
2,665	2,550	Amortization	10,236	10,439
854	(7,623)	Change in other noncurrent liabilities	(5,479)	(10,145)
15,984	9,356	Change in deferred taxes and other liabilities	8,972	(1,264)
452	954	Provision for write-off of property, plant and equipment	3,707	2,870
155	26	Non-cash interest expense	459	660
324	268	Compensation and benefits paid or payable in Class A Common Stock	2,203	2,133
(61)	(131)	Fair value adjustment on foreign currency option	-	-
1,494	-	Write-off of pension liability adjustment due to settlement/ curtailment	1,494	-
-	-	Write-off of intangible assets in a discontinued product line	-	4,149
		Changes in operating assets and liabilities that provided/(used) cash:
20,815	(2,078)	Accounts receivable	(19,139)	(21,859)
(1,546)	-	Contract assets	(10,267)	-
15,440	20,300	Inventories	(968)	3,090
(698)	(1,691)	Prepaid expenses and other current assets	(5,815)	(4,989)
(948)	1,876	Income taxes prepaid and receivable	(1,402)	(941)
3,186	5,614	Accounts payable	9,340	2,910
(3,962)	778	Accrued liabilities	8,209	5,303
(14,179)	(3,763)	Income taxes payable	(824)	(799)
(3,403)	(3,123)	Noncurrent receivables	(12,249)	(18,766)
1,238	(2,120)	Other, net	(7,811)	(2,677)
71,030	42,501	Net cash provided by operating activities	132,485	64,216

		INVESTING ACTIVITIES
(21,015)	(23,786)	Purchases of property, plant and equipment	(81,579)	(85,510)
(1,177)	(1,589)	Purchased software	(1,307)	(2,127)
(22,192)	(25,375)	Net cash used in investing activities	(82,886)	(87,637)

		FINANCING ACTIVITIES
-	69,999	Proceeds from borrowings	26,031	115,334
(5,299)	(59,336)	Principal payments on debt	(29,913)	(84,047)
-	(2,130)	Debt acquisition costs	-	(2,130)
-	6,346	Cash received to settle swap agreements	-	6,346
-	-	Taxes paid in lieu of share issuance	(1,652)	(1,364)
-	66	Proceeds from options exercised	202	597
(5,485)	(5,473)	Dividends paid	(21,926)	(21,869)
(10,784)	9,472	Net cash (used in)/provided by financing activities	(27,258)	12,867

(892)	3,664	Effect of exchange rate changes on cash and cash equivalents	(8,313)	12,539

37,162	30,262	Increase in cash and cash equivalents	14,028	1,985
160,593	153,465	Cash and cash equivalents at beginning of period	183,727	181,742
$197,755	$183,727	Cash and cash equivalents at end of period	$197,755	$183,727

CONTACT:
Investors
John Cozzolino
518-445-2281
john.cozzolino@albint.com

Media
Heather Kralik
801-505-7001
heather.kralik@albint.com